Exhibit 99.3

Investor Contact:

Jeremy Friedman

Executive Vice President & Chief Financial Officer

(978) 570-6900

FOR IMMEDIATE RELEASE

ACCELLENT INC. ANNOUNCES REDEMPTION OF NOTES

WILMINGTON, MA – October 28, 2010 – Accellent Inc. (“Accellent” or the “Company”), a wholly-owned subsidiary of Accellent Holdings Corp., announced today that it will redeem for cash any and all of its outstanding 10 1/2% senior subordinated notes due 2013 (the “2013 Notes”).

The redemption date for the 2013 Notes will be December 1, 2010 (the “Redemption Date”) and the redemption price will be 102.625% of the principal amount thereof, plus any accrued and unpaid interest up to, but not including, the Redemption Date. The 2013 Notes were originally issued on November 22, 2005, and approximately $64,233,000 million aggregate principal amount remained outstanding as of 12:00 noon on October 28, 2010.

The notice of redemption for the 2013 Notes will be sent to registered holders on or about October 28, 2010. The 2013 Notes are to be surrendered to The Bank of New York Mellon, as trustee and paying agent, in exchange for payment of the redemption price, plus accrued and unpaid interest up to, but not including, the Redemption Date. Questions relating to, and requests for additional copies of, the notice of redemption should be directed to The Bank of New York Mellon, Corporate Trust Administration, 101 Barclay Street, New York, NY 10286 (phone number 1-800-254-2826).

About Accellent Inc.

The Company provides fully integrated outsourced manufacturing and engineering services to the medical device industry in the cardiology, endoscopy and orthopaedic markets. The Company has broad capabilities in design and engineering services, precision component fabrication, finished device assembly and complete supply chain management solutions. These capabilities enhance its customers’ speed to market and their return on investment by allowing them to focus their internal resources more efficiently.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 31, 2010. All forward-looking statements are expressly qualified in their entirety by such risk factors.